FOR IMMEDIATE RELEASE NOVEMBER 29, 1999

                 COX COMMUNICATIONS ANNOUNCES CLOSING OF PRIZES

         ATLANTA -- Cox Communications, Inc. (NYSE:COX) today announced the closing of its sale of 12,500,000 Exchangeable Subordinated Debentures due 2029 ("PRIZES") for an aggregate offering price of approximately $1.1 billion. The PRIZES are exchangeable, at the holder's option and subject to certain conditions, into cash based on the value of Sprint PCS stock. Merrill Lynch & Co. acted as book-running manager, and Credit Suisse First Boston acted as co-lead underwriter in connection with this offering.
         The New York Stock Exchange, Inc. (NYSE) has approved the PRIZES for listing under the trading symbol "PZS". Trading of the PRIZES will commence on Tuesday, November 30, 1999.
         Following the close of pending cable system acquisitions, Cox will serve approximately 6 million customers nationwide, making it the nation's fifth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; advanced digital video programming services under the Cox Digital Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access via Cox@Home; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.
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Contact: Amy Cohn
                  404/843-5769